EXPENSE LIMITATION AGREEMENT

 This EXPENSE LIMITATION AGREEMENT (the “Agreement”), effective as of January 1, 2019, is entered into between T. Rowe Price Associates, Inc. (the “Manager”), a corporation organized and existing under the laws of the State of Maryland, and T. Rowe Price Retirement Funds, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, on behalf of the following funds: T. Rowe Price Target 2005 Fund; T. Rowe Price Target 2010 Fund; T. Rowe Price Target 2015 Fund; T. Rowe Price Target 2020 Fund; T. Rowe Price Target 2025 Fund; T. Rowe Price Target 2030 Fund; T. Rowe Price Target 2035 Fund; T. Rowe Price Target 2040 Fund; T. Rowe Price Target 2045 Fund; T. Rowe Price Target 2050 Fund; T. Rowe Price Target 2055 Fund; and T. Rowe Price Target 2060 Fund (each a “Fund” and collectively the “Funds”) with respect to each of the Fund’s I Class. This Agreement supersedes the Expense Limitation Agreement between the Manager and the Corporation, on behalf of the Funds and with respect to the Funds’ I Classes, dated February 24, 2016 (the “2016 Agreement”).

 WHEREAS, the Manager is an investment adviser registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended;

 WHEREAS, each Fund is a series of the Corporation and is an open-end management investment company registered as such with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”);

 WHEREAS, the Corporation’s Board of Directors has authorized the issuance of three classes of shares of each Fund: Investor Class (the “Investor Class”), Advisor Class (the “Advisor Class”), and I Class (the “I Class”);

 WHEREAS, the Corporation and Manager entered into an Amended and Restated Investment Management Agreement on behalf of the Fund on February 1, 2016 (the “Restated Management Agreement”);

WHEREAS, pursuant to the 2016 Agreement, the Manager agreed to limit the expenses that would otherwise be borne by the I Class, with certain exceptions (the “Manager Limitation”), through September 30, 2020, so that such expenses shall not exceed 0.05% of the average daily net assets of the I Class;

WHEREAS, the Corporation’s Board of Directors has determined that it is in the best interests of each Fund to enter into this Agreement to lower the rate of each Fund’s Manager Limitation, as shown on Exhibit A; and

 NOW, THEREFORE, the Manager and the Corporation, on behalf of the Funds, hereby agree as follows:

1. I Class Expense Limitation.

The Manager agrees to pay any of the I Class’ operating expenses, excluding interest; expenses related to borrowings, taxes, and brokerage; nonrecurring, extraordinary expenses; and acquired fund fees and expenses (collectively, “I Class Operating Expenses”), or reimburse the I Class for I Class Operating

Expenses to the extent I Class Operating Expenses exceed the operating expense limitation as set forth on Exhibit A, on an annualized basis, of the I Class’ average daily net assets (hereinafter referred to as the “I Class Limitation”). Any I Class Operating Expenses paid or reimbursed by the Manager pursuant to the I Class Limitation are subject to reimbursement to the Manager by the Fund or I Class whenever the Fund’s I Class Operating Expenses are below the operating expense limitation as set forth on Exhibit A. However, no reimbursement will be made more than three years after the payment of I Class Operating Expenses by the Manager or if such reimbursement would result in the Fund’s I Class Operating Expenses exceeding the operating expense limitation as set forth on Exhibit A.

2. Fundwide Expenses

In the event that the payment of I Class Expenses pursuant to the I Class Limitation, or payments of expenses pursuant to expense limitations on a Fund’s Investor Class or Advisor Class, results in the payment or reimbursement of Fundwide Expenses (as such term is defined in Rule 18f-3 under the 1940 Act) that have been allocated to the applicable Class, the Manager shall also pay or reimburse such Fundwide Expenses that have been allocated to the other classes of the Fund.

3. Amendment and Termination of Agreement.

This Agreement will continue with respect to each Fund at least through September 30, 2020 (the “Initial Termination Date”). Thereafter, this Agreement may continue for such period of time beyond the Initial Termination Date and for such limit on I Class Operating Expenses as the Manager may agree, provided that the Board of Directors of a Fund, including a majority of the directors who are not interested persons of the Fund or the Manager, approves such continuation and new I Class Operating Expenses expense limitation(s). This Agreement may be terminated at any time beyond the Initial Termination Date with approval by a Fund’s Board of Directors, including a majority of the directors who are not interested persons of the Fund or the Manager. This Agreement will terminate automatically upon termination of its Restated Management Agreement. Amendment or termination of this Agreement does not require approval by shareholders of a Fund or its separate classes of shares.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date stated in the preamble.

T. ROWE PRICE ASSOCIATES, INC.	T. ROWE PRICE RETIREMENT FUNDS, INC.
/s/Darrell N. Braman By:___________________________________ Darrell N. Braman Vice President	/s/David Oestreicher By:___________________________________ David Oestreicher Executive Vice President

EXHIBIT A

Fund	Operating Expense Limitation
T. Rowe Price Target 2005 Fund – I Class	0.01%
T. Rowe Price Target 2010 Fund – I Class	0.00%
T. Rowe Price Target 2015 Fund – I Class	0.01%
T. Rowe Price Target 2020 Fund – I Class	0.01%
T. Rowe Price Target 2025 Fund – I Class	0.01%
T. Rowe Price Target 2030 Fund – I Class	0.01%
T. Rowe Price Target 2035 Fund – I Class	0.01%
T. Rowe Price Target 2040 Fund – I Class	0.01%
T. Rowe Price Target 2045 Fund – I Class	0.01%
T. Rowe Price Target 2050 Fund – I Class	0.01%
T. Rowe Price Target 2055 Fund – I Class	0.01%
T. Rowe Price Target 2060 Fund – I Class	0.01%

CAPS/Documents/Agreements/Expense Limit and Management Fee Waiver Agreements/TRFI Expense Limit Agreement.docx